Exhibit 10.10

SAMSARA VISION, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into effective as of October 30, 2020 (the “Effective Date”), by and between Samsara Vision, Inc., a Delaware corporation or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and Dr. Jonathan Talamo (“Consultant”).

RECITALS

WHEREAS, the Company desires to retain CONSULTANT as an independent contractor to perform consulting services for the Company from time to time, on the terms and conditions hereinafter set forth; and

WHEREAS, CONSULTANT desires to perform such consulting services and to assign to the Company the ownership of all of the results thereof, including but not limited to all intellectual property rights therein.

THEREFORE, in consideration of the mutual promises contained herein, the Company and CONSULTANT agree as follows:

AGREEMENT

1.             Services.

1.1            CONSULTANT agrees to perform such duties as may be assigned to him by the Company from time to time hereafter as well as the services (if any) described in the project assignment which is attached as Exhibit A hereto (the “Services”) in a workmanlike manner, and according to the schedule of work set forth in such project assignment (each, a “Project Assignment”).

1.2            During the term of this Agreement, CONSULTANT shall not perform consulting services in the general field of AMD Lenses for other persons, firms, and corporations, but may provide other services provided that such services do not violate the terms of Section 9 hereof, are disclosed as hereafter provided, and do not involve working on any project competitive with that of a Project Assignment hereunder.

1.3            The term of this Agreement shall be referred to as the “Period of Consultancy”. The Period of Consultancy will commence on the date hereof and will terminate on the 1st anniversary date hereof, unless at that time Services are being performed pursuant to a Project Assignment which specifies a later completion date, in which case the Period of Consultancy will terminate on such completion date.

2.             Payment for Services. CONSULTANT shall be compensated in the manner set forth from time to time in a written Project Assignment.

3.             Relationship of Parties. CONSULTANT shall perform the Services under the general direction of the Company, but CONSULTANT shall determine, in CONSULTANT’S sole discretion, the manner and means by which the Services shall be accomplished, subject to the express condition that CONSULTANT shall at all times comply with applicable law. CONSULTANT is an independent contractor and CONSULTANT is not an agent or employee of the Company, and has no authority whatsoever to bind the Company by contract or otherwise. CONSULTANT agrees not to disrupt, damage, impair, or interfere with the business of the Company either now or in the future, whether by way of interfering with or raiding its employees, disrupting its relationships with customers, agents, vendors, distributors, or otherwise. During the term of this Agreement and for one (1) year afterward, CONSULTANT agrees not to solicit any employees or customers (or customer prospects) of the Company to work for or engage in business with any business or employer which competes with the Company, or to otherwise compete unfairly with the Company.

3a.      The Company will indemnify Consultant and hold Consultant harmless from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or resulting from any action by a third party against the Company or Consultant, or both (including any investigation of either Consultant or the Company), in connection with or based upon the performance by Consultant of services hereunder, or their result.

4.             Company Rules. CONSULTANT shall observe the working hours, working rules, and holiday schedules of the Company while working on Company’s premises.

5.             Employment Taxes and Benefits. CONSULTANT acknowledges and agrees that it shall be the obligation of CONSULTANT to report as income all compensation received by CONSULTANT pursuant to this Agreement. CONSULTANT agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items, including the interest and penalties thereon, in connection with any payments made to CONSULTANT by the Company pursuant to this Agreement.

6.             Company Property.

6.1            Definition. For purposes of this Agreement, “Designs and Materials” will mean all designs, specifications, discoveries, inventions, products, computer programs, deliverables, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by CONSULTANT alone or with others which result from or relate to the Services.

6.2            Assignment of Ownership. CONSULTANT hereby irrevocably transfers, conveys, sells, and assigns to the Company any and all of its worldwide right, title, and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets and trademarks therein. As between the parties, the Designs and Materials will be the sole and exclusive property of the Company and shall be considered a “work made for hire” within the meaning of 17 U.S.C. § 101 to the fullest extent of that statute and the Company will have the sole right to determine the treatment of any Designs and Materials, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them, or to follow any other procedure that the Company deems appropriate. CONSULTANT agrees: (i) to disclose promptly in writing to the Company all Designs and Materials; (ii) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments reasonably necessary to obtain, any patent, copyright, trademark or other statutory protection for Designs and Materials in the Company’s or its clients’ name as the Company deems appropriate; and (iii) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below. CONSULTANT agrees and acknowledges that it will not be entitled to additional compensation for performing the obligations set forth in this paragraph. The obligations set forth in this paragraph will survive any expiration or termination of this Agreement.

6.3            Moral Rights Waiver. CONSULTANT hereby irrevocably transfers and assigns to the Company any and all Moral Rights that CONSULTANT may have in any Services and Designs and Materials. CONSULTANT also hereby forever waives and agrees never to assert against the Company, its successors, assigns, or licensees any and all Moral Rights CONSULTANT may have in any Services or Designs and Materials, even after expiration or termination of the Period of Consultancy. For purposes of this Agreement, “Moral Rights” means any and all right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country or jurisdiction in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6.4            Derivative Works. CONSULTANT may not create any Derivative Works of the Designs and Materials without the prior written authorization of the Company. For purposes of this Agreement, “Derivative Works” means: (i) for copyrightable material, any translation, abridgment, revision, or other form in which such material may be recast, transformed, or adapted; (ii) for patentable material, any improvement thereon; and (iii) for material protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent, and/or trade secret.

7.             Assignment of Copyright. In consideration of Company’s entering into this Agreement, CONSULTANT hereby assigns and transfers to the Company, and its successors and assigns, the copyright in and to any and all Designs and Materials which were created in whole or in part by CONSULTANT, and all right, title, and interest of CONSULTANT, whether vested and contingent, therein and thereto.

8.             Termination. This Agreement shall commence on the date first written above and shall continue until terminated by either party for its convenience upon ten (10) days written notice to the other.

Upon the expiration or termination of this Agreement for any reason, except as provided below, each party shall be released from all obligations and liabilities to the other with respect hereto whether or not arising after the date of such termination. Notwithstanding the foregoing, no termination shall relieve CONSULTANT or the Company, as appropriate, of their respective obligations under Sections 3, 5, 6, 7, and 9-11, nor shall any such termination relieve CONSULTANT or the Company from any liability arising from any breach of this Agreement.

9.             Confidential Information.

9.1            CONSULTANT acknowledges and agrees that CONSULTANT has obtained or may now or hereafter obtain from the Company certain of the Company’s confidential information, which confidential information includes but is not limited to all the Company’s (i) past, present, or future research, (ii) business, development, and marketing plans, (iii) customer lists and customer relationships, (iv) prices (except where publicly disclosed by the Company) and pricing strategies, (v) training methods, (vi) secret inventions, algorithms, processes, methods, and specifications, (vii) compilations of information (including without limitation studies, records, reports, drawings, memoranda, drafts, and any other related information), and (viii) source code and other software and/or trade secrets embodied in the Company’s software and/or hardware products, (ix) product development proposals, and (x) other ideas, concepts, strategies, designs, suggestions, and recommendations relating without limitation to any of the foregoing or to any product (including any software or hardware product) to be developed or proposed to be developed by the Company or by the CONSULTANT and/or others for the Company (the “Confidential Information”). Notwithstanding the foregoing, the “Confidential Information” shall also be deemed to include any and all confidential information of a client of the Company which CONSULTANT learns or discovers while performing the Services hereunder, and all information, data, and materials compiled or developed by CONSULTANT for the Company prior to the Effective Date of this Agreement. CONSULTANT further acknowledges and agrees that the Company (and/or a Company client, as appropriate) is the owner of all such Confidential Information, any copies thereof, and of all copyright, trade secret, patent, trademark, and other intellectual or industrial property rights therein or associated therewith. CONSULTANT (a) understands and agrees that the unauthorized use or disclosure of the Confidential Information and any of the Company’s related intellectual and industrial property rights constitutes unfair competition, and (b) promises not to engage in any unfair competition with the Company during the term of this Agreement or any time thereafter.

9.2            CONSULTANT agrees that for a period of five (5) years following disclosure to CONSULTANT of any Confidential Information (except, with respect to source code and other software and/or trade secrets embodied in software, software products, or hardware, for a period of ninety-nine (99) years), CONSULTANT will not disclose said Confidential Information or any portion thereof to any person, firm, corporation, or other entity, or make use of such Confidential Information in any way without the Company’s prior written consent, or reverse engineer, de-compile, or disassemble any Company (or Company client) software, software products, or hardware product containing any such software or software products, or any portion thereof, without such consent.

9.3            CONSULTANT agrees that all Confidential Information disclosed by the Company to CONSULTANT or otherwise obtained by CONSULTANT in tangible form (including any computer software) is and shall remain the Company’s property, shall not be copied or removed from the Company’s premises by CONSULTANT without the Company’s prior written consent, and shall be returned to the Company, provided, however, that in the case of electronic data Recipient has the option of taking reasonable steps to delete such information., along with all Designs and Materials (and any and all copies of all of the foregoing) immediately upon request therefor, or upon the termination of this Agreement, whichever is earlier.

9.4            Notwithstanding anything in Sections 9.1-9.3, CONSULTANT will not be liable for the disclosure of any of the Company’s Confidential Information if such Information (i) is already known to CONSULTANT at the time of its first disclosure to CONSULTANT, (ii) is or becomes publicly available other than through a breach by CONSULTANT of this Agreement, (iii) is received by CONSULTANT from a third party if that third party has not violated the terms of any Confidentiality Agreement it may have with the Company, or (iv) is required to be disclosed by law.

10.            Injunctive Relief. Because the Services are personal and unique and because CONSULTANT will have access to Confidential Information, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for breach hereof.

11.            No Patent or Similar Infringement. CONSULTANT warrants that, to the best of his knowledge, none of the Services hereunder, or their results, infringe or will infringe any patent, copyright or trade or service mark of a third party, or misappropriate or will misappropriate such a party’s trade secret or other proprietary rights. CONSULTANT hereby agrees to indemnify the Company and hold it harmless from and against all damages resulting from or arising out of any action by a third party based on a breach of the foregoing warranty.

12.           Pre-existing Obligations.

12.1          CONSULTANT represents and warrants that CONSULTANT is not under any pre-existing obligation or obligations inconsistent with the provisions of this Agreement, and will not enter into any agreement which conflicts with or would, if performed by CONSULTANT, cause this Agreement to be breached.

12.2          If CONSULTANT becomes aware of any actual or potential third party claims relating to the subject matter of the Services, whether against the Company or otherwise, CONSULTANT will immediately notify the Company of the same.

13.            Assignment Restrictions. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators, as the case may be, provided that, as the Company has contracted for CONSULTANT’S services, CONSULTANT may not assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of the Company, which may be given or withheld in the Company’s sole discretion.

14.            Severability. If any provision of this Agreement shall be held to be illegal or unenforceable, such provision shall be severed from this Agreement and the remainder thereof shall remain in full force and effect.

15.            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California as such laws would apply to agreements entered into and wholly to be performed within such state.

16.           Notices. Any notices hereunder shall be in writing and shall be sent by certified or registered mail, return receipt requested, to the address specified on the signature page or to such other address as a party specifies in writing pursuant hereto. Such notice will be effective upon mailing if done as provided above.

17.           Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all previous understandings between the parties, with respect to the subject matter hereof. This Agreement may be amended only in writing.

18.          Attorneys’ Fees.     If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action, in addition to any other relief to which that party may be entitled.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

COMPANY:

SAMSARA VISION, INC., a Delaware corporation

By:	/s/ Richard Powers 11-11-10
Richard Powers, Executive Vice President

Address:	14395 Saratoga Ave. Ste. 150
Saratoga, California 95070

CONSULTANT:

By:	/s/ Dr. Jonathan Talamo
Name:	Dr. Jonathan Talamo

Address:
81 Varick Rd., Newton, MA 02468

EXHIBIT A

PROJECT ASSIGNMENT

Services. CONSULTANT agrees to provide consultant services related to US and international surgeon engagement and business strategy. To provide advisory services related to EU Commercialization efforts and US Clinical trial, as reasonably requested by the Company as agreed between all Parties in accordance with the Company instructions (the “Services”).

Schedule of Work. CONSULTANT shall perform the Services according to the below schedule during the Period of Consultancy:

As requested by the CEO or his delegate.

Payment for Services, CONSULTANT shall be paid a monthly retainer of $2,550.00 for services performed outside of those provided as a member of the Samara Vision Board of Directors.

For those services performed in excess of three (3) hours in any month CONSULTANT will be paid at the rate of $850.00 per hour, plus reasonable expenses including to meals, transportation, lodging and airfare.

Invoices:

All detailed invoices should be submitted at the end of the month to:

AP@visioncareinc.net

Or

Samsara Vision, Inc.

14395 Saratoga Ave, Ste. 150

Saratoga, CA 95070

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